UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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AFFILIATED MANAGERS GROUP, INC.

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Supplemental Information Regarding AMG’s

Advisory Vote to Approve Executive Compensation

Dear AMG Shareholder:

In April 2017, we filed our annual Proxy Statement, which outlines AMG’s overall governance structure and executive compensation program, and includes proposals for stockholders to vote on at our upcoming Annual Stockholders’ Meeting on June 13, 2017.

We are writing to request your support on Proposal No. 2: Advisory Vote on Executive Compensation (“Say-on-Pay”). We appreciate the support we have received from stockholders in prior years, with stockholder votes that have averaged 92% in favor of Say-on-Pay over the last three years. We received the support of the proxy advisory firm Institutional Shareholder Services, Inc. (“ISS”) in each of these three years, with a recommendation that shareholders vote “For” our Say-on-Pay proposal.

This year, Glass Lewis has again recommended that shareholders vote in favor of our Say-on-Pay proposal, in accordance with the recommendation of AMG’s Board of Directors. However, as you may be aware, ISS has recommended “Against” our Say-on-Pay proposal. This recommendation was unexpected. The purpose of this supplemental shareholder communication is to further clarify our executive compensation program in light of the ISS recommendation.

We understand that the ISS recommendation may create questions, given our continued strong operating performance in 2016, against the backdrop of a challenging environment for the investment management industry, and our Compensation Committee’s consistent implementation of an executive compensation program that has received support from both shareholders and proxy advisory firms in prior years. In fact, in prior years, ISS commended the ongoing improvements made to our executive compensation program and expressed support of the overall structure and design. ISS’ lack of support this year appears to be linked to discrete issues related to their formulaic methodologies and guidelines, which we believe are flawed in several key respects:

•

ISS incorrectly states that our financial performance “generally declined” year-over-year. This inaccurate statement was a primary factor contributing to ISS’ negative recommendation on our Say-on-Pay vote. Although GAAP Net income and GAAP Earnings per share (diluted) did decline -7% year-over-year, Economic net income and Economic earnings per share (our principal performance benchmarks, including for compensation determinations) increased +2% and +3%, respectively, Adjusted EBITDA increased +0.4% (and did not decline, as stated in ISS’ report), Aggregate revenue increased +4% and pro forma AUM increased +19%. Moreover, these positive results in key financial measures occurred in a challenging environment for asset managers during the year.

•

ISS incorrectly states that the decline in compensation year-over-year did not align with “drops in financial performance and TSR.” In fact, we achieved record results in key performance measures in 2016, as described above, including positive organic net client cash flows of $7.4 billion in an environment where many peer companies in the asset management industry experienced negative flows. Further, compensation was reduced as a result of a comprehensive weighted performance assessment that took into account our stock price decline of -9% as one of the factors, alongside our strong financial and operating performance. Our stock price performance was considered, as reflected in the -7% decline in the compensation of our CEO, consistent with our compensation program philosophy of aligning pay with performance. The goal of our compensation program is not to create perfect symmetry between changes in compensation and changes in short-term TSR only, but to consider the long-term performance of the business across shareholder return, operating, and strategic measures.

•

ISS utilizes a flawed peer selection methodology, which does not recognize the actual size of our business. ISS’ voting recommendation is based on a peer group selected by ISS using GAAP Revenue, which ignores the financial contribution of almost half of our business – specifically, all of the Affiliates we account for under the equity method. Our 2016 GAAP Revenue represented only 51% of our Aggregate revenue, which we separately report as a measure that incorporates the revenue of all of our Affiliates regardless of the accounting treatment. The Compensation Committee believes that our GAAP Revenue has inherent limitations in providing a full picture of the revenue-generating power of our business and that our Aggregate revenue is the more appropriate measure for peer comparisons.

•

ISS incorrectly states that our performance-based stock awards allow for re-testing. Our 2016 performance-based RSUs tie the delivery of the shares to the achievement of pre-established targets measuring growth in Economic earnings per share over three-, four-, and five-year periods, with growth hurdles increasing in each subsequent measurement period by 2.5% if the hurdles are not met in the prior measurement period. This is not “re-testing,” which would entail testing against the same performance measure in multiple years.

•

ISS incorrectly calculates realizable compensation as being higher than granted pay, by failing to include cash bonuses in the three year granted pay calculation in the ISS report, masking long-term alignment between pay and performance evidenced by our realized pay outcomes.

•

ISS previously supported our compensation program design in each of the last three years, issuing positive Say-on-Pay recommendations annually. Similarly, our shareholders voted overwhelmingly in favor of our compensation program in each of the last three years, and Glass Lewis has recommended for our Say-on-Pay vote again this year. This support has been the result of a compensation program that has continuously evolved over the years, based in part on feedback solicited directly from stockholders and proxy advisory firms (including ISS), and with a consistent philosophy of achieving best corporate governance practices and enhancing the alignment of pay with performance.

This letter and the following information supplement our Proxy Statement in order to provide additional details on our compensation program, and how it has successfully aligned pay with performance over both the short- and long-term periods, and worked in concert with AMG’s growth strategy to create stockholder value. It is also intended to provide additional context on the limitations of ISS’ report, and their failure to accurately assess our company and our compensation program.

In each of the last three years, our shareholders voted overwhelmingly in favor of our compensation program; we ask you to consider our comprehensive compensation program and our commitment to pay-for-performance alignment, and vote in favor of our Say-on-Pay proposal at the Annual Stockholders’ Meeting on June 13, 2017.

Very truly yours,

Affiliated Managers Group, Inc.

I. Strong Pay-for-Performance Alignment

Our Compensation Committee has designed our executive compensation program to align management incentives with long-term stockholder interests, and the Committee’s compensation determinations for 2016 reflected this approach. As in prior years, and as clearly described in our Proxy Statement, the Committee relied on a formal, weighted Performance Assessment of our financial results, stock performance and strategic accomplishments for the year and over the long term, on both a relative and absolute basis.

In past years, the decline in our CEO’s compensation relative to the prior year was consistent with our compensation program philosophy of aligning pay with performance. The following chart reflects this compensation alignment with our stock price decline, despite exceptional long-term stock performance and strong financial results. Exhibit 1 illustrates a trend of tight pay-for-performance alignment, and shows that our CEO compensation has been more closely aligned with Total Stockholder Return (“TSR”) over the past several years than with the outstanding operating results AMG has generated over the period.

Exhibit 1

The main criticism raised in ISS’ report is that the year-over-year decline in compensation did not align with “drops in financial and TSR performance.” This assessment is flawed in two key respects:

–

First, AMG’s overall financial performance did not “drop.” In fact, we achieved record performance across several key financial and operating metrics, including pro forma AUM, Aggregate revenue, Adjusted EBITDA, Economic net income and Economic earnings per share. ISS’ assertion that EBITDA declined year-over-year is inaccurate.

These results were particularly strong when viewed against the challenging environment for asset managers during the year, which was characterized by volatile markets, and industry-wide net outflows of actively-managed client assets, contributing to generally weak stockholder returns across the sector. Our positive net client cash flows for 2016 were generated by actively-managed, return-oriented strategies in an environment that favored passive products; our net client cash flows as a percentage of AUM were +1.2%, in contrast to our peer group average net outflow rate of -3.8%, during 2016.

–

Second, our compensation did align with the decline in TSR performance – our CEO’s compensation decreased -7% in 2016 relative to the prior year, taking into account a GAAP Net income decline of -7% and a TSR decline of -9% alongside growth in pro forma AUM of +19%, growth in Aggregate revenue of +4%, growth in Adjusted EBITDA of +0.4%, growth in Economic net income of +2%, and growth in Economic earnings per share of +3%.

The goal of our compensation program is not to create perfect symmetry between changes in compensation and changes in annual TSR. The Performance Assessment designed by our Compensation Committee – and supported by ISS and affirmed (overwhelmingly) by shareholder votes in prior years – assigns a 25% weighting to stock performance, balanced by an assessment of financial and operational performance weighted 25% and 50%, respectively. Our Compensation Committee believes these weightings are appropriate, and rejects the view that compensation should be rigidly aligned to an annual point-in-time stock price measurement, which is only one measure (and not a direct one) of the performance of our company and our management team.

On a 3-year basis, AMG’s compensation program has also yielded compensation decisions which are aligned with shareholder returns, as illustrated in Exhibit 2 below; on a 5-year basis, compensation is in fact inversely correlated with strong positive stockholder returns. AMG’s point-to-point shareholder returns for the one-, three-, and five-year periods of -9%, -33%, and +51%, respectively, correspond with -7%, -30%, and -6% drops in CEO compensation over those periods, or -16%, -37%, and -26% declines using ISS’ calculations of Total Direct Compensation for those respective periods. Moreover:

–	Over three years, AMG’s CEO pay has declined in line with (or by ISS’ calculation, more than) the stock price decline, despite growth across key operating metrics, ranging from +10% to +40%

–	Over five years, pay declined -6% vs. a +51% stockholder return, which was accompanied by growth across key operating metrics, ranging from +84% to +209%

Exhibit 2

This trend of long-term alignment between pay and performance is further evidenced by our realized pay outcomes – ISS’ own measure for re-casting reported compensation amounts. ISS inaccurately portrays realizable compensation as being higher than granted compensation over the 3-year period, as cash incentive awards are omitted from the “granted pay” column in the table in their report.

II. AMG’s Continued Outstanding Performance

The Company’s performance highlights for 2016 include strong financial results, including record levels across multiple key financial and operating metrics along with growth across many areas of our business, as well as the successful execution of key strategic initiatives to position us for future long-term growth. The Compensation Committee’s Performance Assessment included a weighted review of these results, as summarized in Appendix B. The following are key highlights:

–

Record Economic net income and Economic earnings per share – Economic net income and Economic earnings per share, our principal financial performance benchmarks used for aligning executive compensation with stockholder value and as the future-period performance hurdle upon which delivery of performance-based equity awards will depend, were $703.6 million and $12.84, respectively, for the year – increases of +2% and +3% over the prior year to the highest annual levels in Company history – with 3- and 5-year CAGRs of +9% and +15% each

–

Strong financial and operating results, on a relative and absolute basis – Although GAAP Net income and GAAP Earnings per share (diluted) declined year-over-year, additional key financial and operating metrics increased to the highest annual levels in Company history, and compound annual growth rates across all key financial metrics, including industry-leading earnings growth, outpaced the 75th percentile of our peer group for the 3- and 5-year periods

–

Outstanding execution of new investment strategy – We completed new investments representing $1.3 billion in aggregate transaction value – a record level of capital deployment in a calendar year – enhancing our geographic diversity and position in global equity and alternative strategies

–

Positive net client cash flows – We generated positive net inflows in an environment of industry-wide active equity market outflows, with net client cash flows of $7.4 billion, or +1.2% as a percentage of AUM, in contrast to our peer group average rate of net outflows of -3.8% during the year

Our financial and operating results for the year were particularly strong when viewed against the challenging environment for asset managers, which was characterized by volatile markets, and industry-wide net outflows of actively-managed client assets, contributing to generally weak stockholder returns across the sector.

ISS’ report states that our financial performance “generally declined” year-over-year. This is not an accurate summary of our performance, and does not take into account the full set of criteria that the Compensation Committee considers in its Performance Assessment, which is described in our Proxy Statement and summarized in Appendix B.

III. Limitations of the ISS Analysis

ISS’ report reflects a flawed peer selection process which produces an inaccurate baseline for comparative analysis, and an inconsistent approach in analysis and methodology, yielding conflicting results year-over-year. In addition, ISS’ methodologies impose a standardized approach that would bind the Compensation Committee to award incentive compensation in amounts that are strictly tied to short-term annual stock performance as the primary measure of performance. Such an approach would override the important function of a compensation committee in providing thoughtful oversight in determining appropriate incentives to attract, retain, and motivate talented executives to further long-term stockholder interests.

ISS’ Flawed Peer Group Selection Methodology

ISS’ voting recommendations are based on a peer group that does not accurately represent AMG’s business or size.

The cornerstone of ISS’ Say-on-Pay analysis is a quantitative screening based on three formulaic tests, two of which are relative tests comparing data from a peer group selected by ISS. ISS’ peer selection methodology relies on GAAP Revenue as a sizing parameter for assessing potential peers. We believe that, as applied to AMG, this peer selection methodology is flawed and the resulting peer group has negatively impacted ISS’ qualitative assessment and voting recommendation.

As described in our Proxy Statement and our Annual Report on Form 10-K, AMG is a global asset management company with equity investments in boutique investment management firms, to which we refer as Affiliates. When we own a majority of the equity interests of an Affiliate, we consolidate the Affiliate’s financial results in our GAAP Revenue. When we own a minority of the equity interests of an Affiliate, we generally use the equity method of accounting and our share of the Affiliate’s financial results is reported (net of intangible amortization) in Income from equity method investments. As a result of this accounting, the revenue of our equity method Affiliates – currently 16 of our 40 Affiliates – is not included in our GAAP Revenue in our consolidated financial statements. In 2016, our GAAP Revenue represented only 51% of Aggregate revenue, which we separately report as a measure that incorporates the revenue of all of our Affiliates regardless of the accounting treatment, and has become increasingly important in providing management and investors with a more comprehensive view of the operating performance and material trends across our entire business.

The Compensation Committee believes that, while some constituents look to revenue as determined under GAAP when comparing peer companies, in contrast to the companies within our peer group, our GAAP Revenue has inherent limitations in providing a full picture of the revenue-generating power of our business, and our Aggregate revenue is the more appropriate measure for peer comparisons.

Exhibit 3 applies the ISS size parameters for screening potential peers using both GAAP Revenue and Aggregate revenue for AMG. This table shows that when using Aggregate revenue, peer companies that ISS has flagged as exceeding the revenue size parameters (“aspirational peers”) would be within or very close to the relevant screening thresholds used by ISS.  Further, as shown in Appendix A, many of those same peers fit within ISS’ size parameters on market capitalization, are within our GICS group and are comparable to AMG on a strategic and/or AUM basis. Many of these peers have also selected AMG as a proxy peer, and we have likewise selected them, which is another factor that ISS takes into account as part of its peer group selection methodology.  This analysis highlights the disproportionate impact of using GAAP Revenue as a measure for excluding peers that would otherwise be acceptable under ISS’ framework.

Exhibit 3

ISS’ reliance on GAAP Revenue to screen potential peers results in a peer group which includes nine companies with revenue below ISS’ own minimum threshold of <0.4x when applying AMG’s Aggregate revenue – fully half of the 18 peers selected by ISS (see Appendix A).

ISS’ Overreliance on a Strict TSR-Based Analysis

ISS’ policies would replace the important function of a compensation committee with a mechanical deference to short-term stockholder return as the primary basis for determining incentive compensation.

As discussed above, ISS’ negative Say-on-Pay recommendation appears to be heavily based on the view that compensation was not reduced by at least the same percentage as our stock price declined during the year. As described in our Proxy Statement, our CEO’s incentive compensation for 2016 decreased -7% as compared to the prior year. This determination was the result of a thoughtful and well-described formal Performance Assessment conducted by our Compensation Committee. This Performance Assessment considers achievements in three weighted categories – key financial metrics, stockholder value creation and strategic performance – for the year and over the long term, on both a relative and absolute basis. This formal assessment has been consistently implemented for three years in a row, and has previously received the overwhelming support of our stockholders as well as the expressed support of ISS in their prior year recommendations and commentary.

This year, in conducting this Performance Assessment, the Compensation Committee recognized the Company’s strong performance for both the year and over the long term, noting the achievement of record financial and operating results across our business against a challenging market backdrop – including positive net client cash flows in an environment of industry-wide active equity outflows (in contrast to our peer group average rate of net outflows of -3.8% during the year). The Committee also noted the significant capital deployed in new Affiliate investment activity of $1.3 billion, meaningfully enhancing AMG’s strategic position in attractive products and key markets around the world. Balancing these achievements, the Committee also considered AMG’s stock price decline during the year of -9%. As a result, and consistent with the Company’s compensation program philosophy of aligning pay with performance, total 2016 compensation for our named executive officers declined relative to the prior year, including a -7% decrease in variable performance-based incentive compensation for our CEO.

The compensation decisions for performance year 2016 resulted from the same framework utilized by the Compensation Committee in prior years, when ISS supported our Say-on-Pay proposals. Based on their recommendation this year, it seems likely, then, that ISS – in its mechanical and formulaic analysis – would only have supported our compensation program if the reduction in pay was at least equal to the year-over-year decline in our stock price of -9% instead of -7%. Such an approach is not consistent with the Compensation Committee’s Performance Assessment, which explicitly considers operating and financial results (the true drivers of company value) in addition to stockholder return. Further, it is an approach rooted in a flawed short-term outlook of shareholder value – which often comes at the expense of long-term shareholder interests.

Our Compensation Committee appropriately weights stockholder return in its Performance Assessment, and looks to both short-term and long-term performance. The Compensation Committee believes that making pay decisions based on short-term market data alone is a highly flawed approach and does not properly account for CEO and NEO performance, experience and tenure, or long-term retention – and may in fact be misaligned with long-term planning.

ISS’ Inconsistent Approach to Evaluating AMG’s Compensation Program

ISS’ rationale for its Say-on-Pay recommendation includes inconsistencies and factual inaccuracies.

ISS’ rationale for its Say-on-Pay recommendation includes several inconsistencies as well as a number of factual inaccuracies. First, we note that ISS uses AMG’s disclosure in its evaluation of metrics in some cases, but not in others. The inconsistency of this approach bolsters ISS’ arguments against what we believe is a fair and carefully thought-through compensation program.

–

Were ISS to use its own calculations of AMG’s CEO pay, exhibiting a decline of -17% for cash and equity incentive compensation in aggregate, or -16% in total compensation (disclosed in a table in their report directly below a statement “the incentive payout declined just 7 percent” – the statement quoting AMG’s Supplemental Table from the Proxy Statement), the arguments made about misalignment in pay-for-performance would not hold.

–

On the other hand, as discussed, in choosing a peer group for AMG, ISS employs AMG’s GAAP Revenue which represents only 51% of the Aggregate revenue generated by the Company – despite a clear and lengthy discussion in our Proxy Statement and Annual Report on Form 10-K about why Aggregate revenue is the more appropriate measure in comparing AMG to other companies on the basis of size.

We believe that were ISS to employ only AMG’s disclosure, or use only its own metrics and calculations across all areas, its assessment of AMG’s compensation program for performance year 2016 would likely have resulted in a different outcome.

Further, one of the factors that ISS cites in its Say-on-Pay recommendation is AMG’s use of performance-based stock awards that “allow for a form of re-testing.” This is not accurate. As described in our Proxy Statement, the 2016 Long-Term Growth Achievement Awards are restricted stock unit awards with delivery tied to the achievement of pre-established earnings growth targets measuring sustained growth over multiple-year periods. During the initial three-year performance period, AMG’s earnings performance is measured against growth hurdles that can result in zero delivery of the award. In the subsequent four- and five-year measurement periods, those earnings growth hurdles increase by 2.5% each year if the hurdles are not met in the prior measurement period, and can ultimately result in zero delivery of the award. We implemented this feature in response to shareholder feedback regarding re-testing, which would entail testing against the same performance measure in multiple years. In short, our awards do not re-test, as the performance measures increase by a pre-set amount in subsequent years.

Lastly, the ISS report includes an Adjusted EBITDA calculation that is not consistent with our reported results included in both our Proxy Statement and our Annual Report on Form 10-K. ISS has understated the calculation by approximately $80 million – almost 10% – and shows a decline in Adjusted EBITDA for 2016 compared to 2015, when in fact there was an increase over that period. ISS appears to be applying its own adjustments to our calculation of this common supplemental performance measure, which we have consistently used and reported to investors for multiple years. This error likely contributed to ISS’ inaccurate statement that we experienced “drops in financial and TSR performance,” which as discussed above was a key factor contributing to the negative Say-on-Pay recommendation.

IV. Continual Improvement of AMG’s Compensation Program Design Based on Shareholder and Proxy Advisor Feedback

To ensure that our Board of Directors, including the Compensation Committee, is apprised of stockholder and proxy advisory firm views, senior management regularly meets with and surveys these constituents regarding our executive compensation program. Over the last two years, we have undertaken a broad outreach effort across our institutional investor base to specifically discuss corporate governance issues affecting the Company. This formal outreach involved discussions with the corporate governance teams at our largest stockholders, as well as many others, representing in aggregate approximately one-third of our voting shares. We also regularly solicit and receive feedback from other stockholders. We have also conducted regular outreach initiatives with representatives from ISS and Glass Lewis. The Compensation Committee carefully considers the collective feedback and input of these parties as it makes compensation determinations each year.

The result of this ongoing process is a compensation program that has received strong overall support from both shareholders and proxy advisory firms over multiple prior years, the key highlights of which are set for in Appendix C. In fact, ISS previously supported our compensation program design in each of the last three years, issuing positive Say-on-Pay recommendations. Similarly, our shareholders voted overwhelmingly in favor of our compensation program in each of the last three years.

*            *             *

The Compensation Committee believes that 2016 compensation appropriately rewarded our executives for strong financial performance and strategic accomplishments, while recognizing our negative stock performance for the year against the backdrop of a challenging market environment for the asset management industry. The awards closely align management incentives with long-term stockholder interests, provided a basis to retain and motivate our senior executives, and reflected market compensation levels for executives at companies within our peer group. Further, the awards are consistent with our compensation program philosophy and commitment to align pay with performance.

We believe AMG’s historical results on Say-on-Pay reflect our philosophy of strong pay-for-performance alignment, and we encourage you to vote “FOR” Proposal No 2: Advisory Vote on Executive Compensation.

We encourage you to read the Proxy Statement, including the Compensation Discussion and Analysis, for more information regarding the reasons for the Board of Directors’ recommendation on this proposal.

Additional information on non-GAAP financial performance measures included in this document, including reconciliations to the most directly comparable GAAP measure, can be found in our Annual Report on Form 10-K under “Supplemental Financial Performance Measures.”

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APPENDIX A – Comparison of Potential ISS Peers for AMG

APPENDIX B - Performance Assessment Framework and Analysis

Summary of Performance Assessment Results
Strategic Performance Criteria	Key Financial Metrics	Stockholder Value Creation
Weighting: 50%	Weighting: 25%	Weighting: 25%

Strong Performance and Successful Execution of our Product Strategy

•   Affiliates continue to generate outstanding relative investment performance, earning numerous awards for investment excellence again in 2016

•   Enhanced our active return-oriented product set through the addition of more than 90 new products across existing and new Affiliates

Strong Short- and Long-Term Organic Growth

•   Positive net inflows in 2016 in an environment of industry-wide active equity outflows

•   Exceptional long-term organic growth with approximately $120 billion in aggregate net client cash flows since 2011

Enhancement of Global Distribution Platform

•   Generated significant gross sales, winning new client investment mandates in every coverage region globally, which contributed to overall positive cash flows in a difficult environment for actively-managed strategies

•   Ongoing focus on enhancing the breadth and depth of institutional coverage across global regions and retail coverage in the U.S.

Outstanding Execution of New Investment Strategy

•   Completed new investments representing $1.3 billion in aggregate transaction value, enhancing our geographic diversity and position in global equity and alternative strategies

•   Record capital deployment in a calendar year

•   Continued success in cultivating strong relationships with prospective Affiliates

Ongoing Focus on Capital Management

•   Over $1.3 billion capital deployed

•   Announced initiation of $0.20 quarterly cash dividend per common share and the expansion of share repurchase authorization, with $200 million of repurchases targeted for the first half of 2017

•   Enhanced standing with credit rating agencies, including placement on positive outlook by S&P Global Ratings

•   Strengthened our balance sheet in 2016, with $440 million raised through an equity issuance and a $150 million increase in borrowing capacity under our revolving credit facility

Relative Results

•   Compound annual growth rates across all key financial metrics, including industry-leading earnings growth, outpaced the 75th percentile of our Peer Group for the 3- and 5-year periods

Financial and Operating Results

•   Strong performance levels across key metrics in 2016, including pro forma AUM, Aggregate revenue, Adjusted EBITDA, Economic net income and Economic earnings per share; GAAP net income and GAAP earnings per share (diluted) declined compared to 2015

Earnings Growth Rates

•   3- and 5-year compound annual growth rates remained strong across all financial metrics

•   Strong annual growth across several key financial metrics against a challenging market backdrop

Strong results in a volatile environment

•   Results were particularly strong when viewed against the challenging environment for asset managers, which was characterized by volatile markets, and industry-wide net outflows of actively-managed client assets, which contributed to generally weak stockholder returns across the sector

Positive net client cash flows

•   Positive net client cash flows of $7.4 billion generated by active return-oriented products in an environment that favored passive products; our net client cash flows as a percentage of AUM were +1.2%, in contrast to our Peer Group average rate of net outflows of -3.8% during 2016

Relative Stock Performance

•   Long-term stock performance in line with Peer Group median over the past five years

•   Stock underperformed our Peer Group average in 2016

Absolute Stock Performance

•   Stockholder returns of -33% and +51% over the 3- and 5-year periods

•   Stock decline of -9% in 2016 against a challenging market backdrop, with a median stock price decline of -5% across publicly traded traditional and alternative asset managers

APPENDIX C - Compensation Program Overview

Compensation Program Overview
Compensation Governance Practices
What we do	What we don’t do

•   Annual Say-on-Pay vote; the Board is recommending the continuation of this practice in the 2017 Say-on-Pay frequency vote

•    Caps on Performance-Based Incentive Compensation for each NEO, including the CEO

•    Equity ownership guidelines for NEOs and directors

•    Double trigger vesting upon change in control

•    Clawback policy

•   Mitigation of dilutive impact of equity awards through share repurchases

•   Significant portion of variable compensation is performance-based equity awards tied to key business metrics

•   No employment agreements with any NEOs, including the CEO

•   No golden parachute change in control agreements with executives

•   No tax reimbursements or gross-ups for perquisites

•   No hedging or pledging of AMG securities by directors or officers

•   No option re-pricing or buy-outs of underwater stock options

•   No option grants with exercise price below grant date stock price

•   No payment of dividends on equity awards prior to vesting

•   No excessive perquisites

Over 90% of stockholder votes cast were in favor of NEO compensation in the Say-on-Pay vote in each of the last two years

Compensation Program Highlights

•   Closely aligning executive compensation with Company performance

•    Attracting, retaining and motivating key members of senior management

•    Compensating executives based on a combination of Company performance and individual performance

•    Focusing executives on long-term performance with deferred equity awards

•    Avoiding incentives that might encourage excessive risk-taking

•   Use of a weighted Performance Assessment for determining annual NEO Performance-Based Incentive Compensation, assessing (i) financial results, (ii) stock performance and (iii) strategic accomplishments for the year

•   Caps on Performance-Based Incentive Compensation for the CEO and all other NEOs

•    Transparent disclosure of the compensation determination process for all NEOs

•    Evolving equity award structures and performance hurdles, to further our compensation program philosophy of aligning pay with performance